CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

Board of Directors
XTI Aircraft Company

EKS&H LLLP hereby consents to the inclusion in the Offering Circular filed under Regulation A on form 1-A/A of our report dated May 19, 2016, with respect to the balance sheets of XTI Aircraft Company as of December 31, 2015 and 2014 and the related statements of operations, stockholder’s deficit and cash flows for the years then ended.

EKS&H LLLP

June 1, 2016
Denver, Colorado